Exhibit 4.14
Execution Version
SIXTH AMENDMENT
TO LOAN AND SECURITY AGREEMENT
    This SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT    (this
“Amendment”) is dated as of March 6, 2023, and is entered into by and among PROMETHEAN WORLD LIMITED, a company incorporated in England and Wales with company number 07118000 (“Parent”), PROMETHEAN INC., a Delaware corporation (“Promethean U.S.”), PROMETHEAN LIMITED, a company incorporated in England and Wales with company number 01308938 (“Promethean U.K.,” and together with Promethean U.S., each, a “Borrower” and collectively, the “Borrowers”), the financial institutions party to this Agreement from time to time as Lenders, and BANK OF AMERICA, N.A., a national banking association (“Bank of America”), as agent and security trustee for the Lenders (“Agent”).
RECITALS
A.WHEREAS, Borrowers, Lenders and Agent have previously entered into that certain Loan and Security Agreement, dated as of June 25, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders agreed to make loans and extend other financial accommodations to the Obligors;
B.WHEREAS, the Obligors have requested that the Agent and Lenders amend the Loan Agreement in certain respects; and
C.WHEREAS, the Agent and Lenders are willing to amend the Loan Agreement in certain respects, on the terms and subject to the conditions contained in this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Loan Agreement and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings given thereto in the Loan Agreement, as amended hereby.
Section 1.2 Recitals. The Recitals above are incorporated herein as though set forth in full and the Obligors stipulate to the accuracy of each of the Recitals.
ARTICLE II
AMENDMENTS TO LOAN AGREEMENT
Section 2.1 Existing Definitions. The definitions in Section 1.1 of the Loan Agreement set forth below are deleted and replaced as follows:
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Applicable Margin: the margin set forth below, as determined by the trailing 4 Fiscal Quarter EBITDA measured as of the end of the most recently ended Fiscal Quarter:

Level	EBITDA	Base Rate Loans	Foreign Base Rate Loans	BSBY Revolver Loans	Base Rate FILO Loans	BSBY FILO Loans
I	> $14,000,000	0.35%	1.35%	1.35%	1.35%	2.35%
II	> $10,000,000 < $14,000,000	0.575%	1.575%	1.575%	1.575%	2.575%
III	< $10,000,000	0.85%	1.85%	1.85%	1.85%	2.85%
Margins shall be subject to increase or decrease by Agent on the first day of the calendar month following each Fiscal Quarter end. If Agent is unable to calculate EBITDA for a Fiscal Quarter due to Borrowers’ failure to deliver any financial statement when required hereunder, then, at the option of Agent or Required Lenders, margins shall be determined as if Level III were applicable until the first day of the calendar month following its receipt.
Eligible Inventory: Inventory owned by Promethean U.S. or Promethean U.K. that Agent, in its discretion, deems to be Eligible Inventory. Without limiting the foregoing, no Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not work-in-process, packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new or saleable condition and is not materially damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving, perishable, obsolete or unmerchantable, and does not constitute returned defective goods; (e) meets all standards imposed by any Governmental Authority, has not been acquired from a Person that is the target of any Sanction or on any specially designated nationals list maintained by OFAC, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) (x) is within the continental United States, Canada or, after satisfaction of the U.K. Inventory Conditions, in the Dutch Warehouse, (y) is not in transit except between locations of Borrowers, and (z) is not consigned to any Person; (i) is not subject to any negotiable warehouse receipt or negotiable document of title; (j) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (k) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate Rent and Charges Reserve has been established; and (l) is reflected in the details of a current perpetual inventory report.
Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder (including the Dutch Warehouse), such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

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Security Documents: the Guaranties, Deposit Account Control Agreements, the U.K. Security Documents, the Dutch Security Documents and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
U.K. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the sum of the U.K. Sublimit, minus the U.K. Priority Payables Reserve minus the 2018 Subordinated Debt Payment Reserve; or (b) the sum of the U.K. Accounts Formula Amount, plus the U.K. Inventory Formula Amount (if, and only if, the U.K. Inventory Conditions have been satisfied), plus the FILO Amount for Promethean U.K., minus the Availability Reserve allocated by Agent to Promethean U.K.
U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the U.S. Sublimit; or (b) the sum of the U.S. Accounts Formula Amount plus the U.S. Inventory Formula Amount, plus the FILO Amount for Promethean U.S., minus the Availability Reserve allocated by Agent to Promethean U.S.
Section 2.2 New Definitions. The following definitions are added to Section 1.1 of the Loan Agreement in the appropriate alphabetical place:
Dutch Pledge: the pledge agreement governed by the laws of the Netherlands relating to the inventory of Promethean U.K. delivered to Agent pursuant to the U.K. Inventory Conditions.
Dutch Security Documents: the Dutch Pledge and each pledge agreement or other similar agreement, instrument or document governed by the laws of the Netherlands now or hereafter securing (or given with the intent to secure) any Obligations.
Dutch Warehouse: means the warehouses located at Venray 1 with an address of GXO LOGISTICS, GXO 1, VENNOOTSTRAAT 2, VENRAY, 5804, NETHERLANDS, and Venray 8 with an address of GXO Logistics, GXO 8, Smakterweg 21, Venray, 5804, NETHERLANDS owned by XPO Supply Chain Netherlands b.v.
FILO Amount: at any time during the FILO Period, an amount equal to the lesser of (a) the FILO Cap Amount, and (b)(i) 10% of the Value of Eligible Accounts of Promethean U.S. or Promethean U.K., as applicable, plus (ii) 10% of the NOLV Percentage of the Value of Eligible Inventory of Promethean U.S. or Promethean U.K., as applicable; provided, however, that the calculation of the FILO Amount with respect to Promethean U.K. shall only include clause (b)(ii) if, and only if, the U.K. Inventory Conditions are satisfied in Agent’s reasonable discretion.
FILO Cap Amount: $12,000,000 for Promethean U.S. and $3,000,000 for Promethean U.K.
FILO Loan: any Revolver Loan that is borrowed and deemed outstanding as a FILO Loan pursuant to Section 2.1.
FILO Period: the period of time commencing on the Sixth Amendment Effective Date and ending on the date that is 180 days after the Sixth Amendment Effective Date.
Sixth Amendment Effective Date: March 2, 2023.
U.K. Inventory Conditions: means with respect to the inclusion of the U.K. Inventory Formula Amount in the U.K. Borrowing Base, the Agent’s receipt of the following in form and substance acceptable to the Agent in its sole discretion, in respect of each U.K. Obligor:
(a)a certificate of a duly authorized officer, certifying (i) either that such Obligors’ Organic Documents have not been amended since the Closing Date, and are in full force and

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effect or that the attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown, as applicable; (ii) either, to the title, name and signature of each Person authorized to sign the Loan Documents to be delivered pursuant to the U.K. Inventory Conditions or that no changes have been made since the Closing Date; and (iii) an attached copy of board and shareholder resolutions authorizing execution, delivery, and performance of the Loan Documents to be delivered pursuant to the U.K. Inventory Conditions is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility;
(b)a copy of an English law guarantee and debenture duly executed and delivered by each U.K. Obligor;
(c)a copy of a Dutch law warehouseman agreement including a Lien Waiver in respect of the Dutch Warehouse duly executed and delivered by each appropriate Person;
(d)a copy of a Dutch law pledge over inventory duly executed and delivered by Promethean U.K.;
(e)copies of policies and certificates of insurance for the insurance policies carried by Promethean U.K. all in compliance with the Loan Documents;
(f)a written opinion of Norton Rose Fulbright LLP with respect to Promethean U.K., the Obligors incorporated in England and Wales and the Loan Documents to be delivered pursuant to the U.K. Inventory Conditions governed by the laws of England and Wales; and
(g)a written opinion of Norton Rose Fulbright LLP with respect to the Loan Documents to be delivered pursuant to the U.K. Inventory Conditions governed by the laws of the Netherlands.
Section 2.3    Further Amendments. The Loan Agreement is further amended as follows:
(i)The following sentence is added at the end of Section 2.1.1 of the Loan Agreement:
During the FILO Period, all Revolver Loans outstanding from time to time up to the FILO Amount shall be deemed to be outstanding FILO Loans for all purposes under this Agreement.
(ii)Section 2.1.5 of the Loan Agreement is deleted and replaced with the following:
2.1.5 Overadvances. If Revolver Usage exceeds the Borrowing Base (“Overadvance”) at any time, the excess shall be payable by Borrowers on demand by Agent and shall constitute an Obligation secured by the Collateral, entitled to all benefits of the Loan Documents. Without limiting the foregoing, the aggregate amount of FILO Loans outstanding at the end of the FILO Period shall constitute an Overadvance and be payable in accordance herewith unless, after giving effect to the expiration of the FILO Period, such Obligations constitute Revolver Loans because Revolver Usage does not exceed the Borrowing Base because there remains sufficient Availability despite the removal of the FILO Amount from the Borrowing Base. Agent may require Lenders to fund Floating Rate Loans that cause or constitute an Overadvance and to forbear from requiring Borrowers to cure an Overadvance, as long as the total Overadvance does not exceed 10% of the Revolver Commitments and does not continue for more than 30 consecutive days without the consent of Required Lenders. In no event shall Revolver Loans be required that would cause Revolver Usage to exceed the aggregate Revolver Commitments. No funding or sufferance of an

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Overadvance shall constitute a waiver by Agent or Lenders of the Event of Default caused thereby. No Obligor shall be a beneficiary of this Section 2.1.5 nor authorized to enforce any of its terms. (iii)    Section 3.2.2 of the Loan Agreement is deleted and replaced with the following:
3.2.2 LC Facility Fees. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans that are not FILO Loans times the average daily Stated Amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee at the rate of 0.125% per annum on the Stated Amount of each Letter of Credit, payable monthly in arrears on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
(iv)The following sentence is added at the end of Section 5.2 of the Loan Agreement:
During the FILO Period, any payment of Obligations in respect of Revolver Loans shall be applied first to Obligations outstanding under Revolver Loans that are not FILO Loans (including principal, interest and fees) until repaid in full, and then to Obligations outstanding under FILO Loans.
(v)Sections 5.6.1 and the introductory paragraph of Section 5.6.2 of the Loan Agreement are deleted and replaced with the following:
5.6.1 Application. Payments made by Borrowers hereunder shall be applied (a) first, as specifically required hereby; (b) second, to Obligations then due and owing; (c) third, to other Obligations specified by Borrowers; (d) fourth, to other Obligations then outstanding; and (e) fifth, to the Borrowers or to such other Persons as may then be entitled under Applicable Law. During the FILO Period, any payment of Obligations in respect of Revolver Loans shall be applied first to Obligations outstanding under Revolver Loans that are not FILO Loans (including principal, interest and fees) until repaid in full, and then to Obligations outstanding under FILO Loans.
5.6.2 Post-Default Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default under Section 11.1(j), or during any other Event of Default at the discretion of Agent or Required Lenders, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows (provided that, during the FILO Period, any payment of Obligations in respect of Revolver Loans in each clause below, if any, shall be applied first to Obligations outstanding under Revolving Credit Loans that are not FILO Loans (including principal, interest and fees) until repaid in full, and then to Obligations outstanding under FILO Loans).
ARTICLE III
CONDITIONS PRECEDENT AND POST-CLOSING REQUIREMENTS
Section 3.1 Conditions Precedent. The parties hereto agree that the amendments set forth herein shall not be effective until the satisfaction of each of the following conditions precedent (such date shall be referred to as the “Sixth Amendment Effectiveness Date”):
(a)The representations and warranties contained herein and in the Loan Agreement shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date, including without

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limitation, any disclosures made as of the Closing Date that are set forth in the schedules attached to the Loan Agreement;
(b)No Default or Event of Default shall have occurred and be continuing;
(c)The Obligors have delivered to the Agent, in form and substance acceptable to the Agent in its sole discretion, an executed original of this Amendment; and
(d)The Obligors shall have paid to the Agent the fees, costs, and expenses owed to and/or incurred by the Agent arising in connection with this Amendment (including the Amendment Fee and reasonable attorneys’ fees and costs).
ARTICLE IV
ADDITIONAL COVENANTS AND MISCELLANEOUS
Section 4.1 Acknowledgment of the Obligors. The Obligors hereby represent and warrant that the execution and delivery of this Amendment and compliance by Obligors with all of the provisions of this Amendment: (a) are within the powers and purposes of the Obligors; (b) have been duly authorized or approved by the board of directors or managers of the Obligors; (c) do not conflict with or result in any breach or contravention of, or the creation of any lien under, or require any payment to be made under (x) any contractual obligation to which such Obligor is a party or affecting it, or the properties of such Obligor or any subsidiary thereof, or (y) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Obligor or any subsidiary thereof or its property is subject; and (c) when executed and delivered by or on behalf of the Obligors, will constitute valid and binding obligations of each Obligor, enforceable in accordance with their terms. Each Obligor reaffirms its obligation to pay all amounts due to the Agent and the Lenders under the Loan Documents in accordance with the terms thereof, as modified hereby.
Section 4.2 Representations and Warranties. “The Obligors represent and warrant that, after giving effect to this Amendment, each of the representations and warranties made by the Parent and each Borrower in Section 9 of the Amended Loan Agreement is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), in each case on and as of the date hereof as if made on and as of the date hereof, except in the case of any such representation or warranty that expressly relates to an earlier date, in which case such representation or warranty is true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date, including without limitation, any disclosures made as of the Closing Date that are set forth in the schedules attached to the Loan Agreement. The Obligors represent and warrant that no event or condition that has occurred since the Closing Date that affects the accuracy of such disclosures could reasonably be expected to have a Material Adverse Effect as of the Sixth Amendment Effective Date.
Section 4.3 Loan Documents Unmodified. All terms and provisions of the other Loan Documents shall remain in full force and effect. Nothing contained in this Amendment shall in any way impair the validity or enforceability of the Loan Agreement or any of the other Loan Documents, as modified hereby or otherwise, or alter, waive, annul, vary, affect, or impair any provisions, conditions, or covenants contained therein or any rights, powers, or remedies granted therein, except to the extent provided in this Amendment. Any lien and/or security interest granted to the Agent in the Collateral set forth in the Loan Documents shall remain unchanged and in full force and effect and shall continue to secure the payment and performance of all of the obligations of the Obligors under the Loan Documents.

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Section 4.4    Event of Default. A breach of this Amendment shall be an Event of Default.
Section 4.5 Parties, Successors and Assigns. This Amendment shall be binding upon the Obligors and shall inure to the benefit of the Lender and its respective successors and assigns.
Section 4.6 Counterparts. This Amendment may be executed in one or more counterparts and by telecopy, each of which, when so executed, shall be deemed to be an original, but all of which, when taken together shall constitute one and the same instrument.
Section 4.7 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only, are not a part of this Amendment, and shall not affect the interpretation hereof.
Section 4.8 Expenses of Agent. Without limiting the terms and conditions of the Loan Documents, each Obligor agrees to pay on demand: (a) all costs and expenses incurred by the Agent in connection with the preparation, negotiation, and execution of this Amendment and the other Loan Documents executed pursuant hereto and any and all subsequent amendments, modifications, and supplements hereto or thereto, including without limitation, the costs and fees of the Agent’s legal counsel; and (b) all costs and expenses reasonably incurred by the Agent in connection with the enforcement or preservation of any rights under the Loan Agreement, this Amendment, and/or the other Loan Documents, including without limitation, the costs and fees of the Agent’s legal counsel.
Section 4.9 Choice of Law; Jury Trial Waiver. THIS AMENDMENT IS GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES EXCEPT FEDERAL LAWS RELATING TO NATIONAL BANKS. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO WAIVES ITS RIGHT TO A TRIAL BY JURY, IF ANY, IN ANY ACTION TO ENFORCE, DEFEND, INTERPRET, OR OTHERWISE CONCERNING THIS AMENDMENT. WITHOUT LIMITING THE APPLICABILITY OF ANY OTHER PROVISION OF THE LOAN AGREEMENT, THE TERMS OF SECTIONS 14.15 AND 14.16 OF THE LOAN AGREEMENT SHALL APPLY TO THIS AMENDMENT.
Section 4.10    Release.
(a)EACH OBLIGOR HEREBY IRREVOCABLY RELEASES AND FOREVER DISCHARGES AGENT, LENDERS AND THEIR AFFILIATES, AND EACH SUCH PERSON’S RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, MEMBERS, ATTORNEYS AND REPRESENTATIVES (EACH, A “RELEASED PERSON”) OF AND FROM ALL DAMAGES, LOSSES, CLAIMS, DEMANDS, LIABILITIES, OBLIGATIONS, ACTIONS OR CAUSES OF
ACTION WHATSOEVER (EACH A “CLAIM”) THAT SUCH OBLIGOR MAY NOW HAVE OR CLAIM TO HAVE AGAINST ANY RELEASED PERSON ON THE DATE OF THIS AMENDMENT, WHETHER KNOWN OR UNKNOWN, OF EVERY NATURE AND EXTENT WHATSOEVER, FOR OR BECAUSE OF ANY MATTER OR THING DONE, OMITTED OR SUFFERED TO BE DONE OR OMITTED BY ANY OF THE RELEASED PERSONS THAT BOTH (1) OCCURRED PRIOR TO OR ON THE DATE OF THIS AMENDMENT AND (2) IS ON ACCOUNT OF OR IN ANY WAY CONCERNING, ARISING OUT OF OR FOUNDED UPON THE LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE FOREGOING DOES NOT RELEASE ANY RELEASED PERSON FROM THE CONTINUING PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AMENDMENT OR THE OTHER LOAN DOCUMENTS ON OR AFTER THE DATE HEREOF.
(b)EACH OBLIGOR INTENDS THE ABOVE RELEASE TO COVER, ENCOMPASS, RELEASE, AND EXTINGUISH, INTER ALIA, ALL CLAIMS, DEMANDS, AND CAUSES OF

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ACTION THAT MIGHT OTHERWISE BE RESERVED BY THE CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
EACH OBLIGOR ACKNOWLEDGES THAT IT MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW KNOWN OR BELIEVED TO BE TRUE WITH RESPECT TO SUCH CLAIMS, DEMANDS, OR CAUSES OF ACTION, AND AGREES THAT THIS AMENDMENT AND THE ABOVE RELEASE ARE AND WILL REMAIN EFFECTIVE IN ALL RESPECTS NOTWITHSTANDING ANY SUCH DIFFERENCES OR ADDITIONAL FACTS
Section 4.11 Total Agreement. This Amendment, the Loan Agreement, and all other Loan Documents shall constitute the entire agreement between the parties relating to the subject matter hereof and thereof, and shall not be changed or terminated orally.
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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the day and year first written above.

PARENT:

By: Allyson G Krause
Name: Allyson G. Krause
Title: Director

BORROWERS:

PROMETHEAN INC.,
a Delaware corporation

By: Allyson G Krause
Name: Allyson G. Krause
Title: Director - Vice President

By: Allyson G Krause
Name: Allyson. G Krause
Title: Director

AGENT AND LENDERS:
BANK OF AMERICA, N.A.,
as Agent and Lender
     By: /s/ Tyler Sims
Name: Tyler Sims
    Title:    Senior Vice President
SIXTH AMENDMENT TO LOAN AND SECURITY AGREEMENT
(PROMETHEAN) SIGNATURE PAGE

ACKNOWLEDGMENT AND CONSENT BY GUARANTORS
Each of the undersigned (each, a “Guarantor”) consents to the foregoing Sixth Amendment to Loan Agreement, the Loan Agreement and other Loan Documents and the transactions contemplated thereby and reaffirms its obligations under the Loan Documents to which it is a party, including but not limited to that certain Continuing and Unconditional Guaranty dated as of June 25, 2018 and that certain Guarantee and Debenture dated as of June 25, 2018, that certain Pledge Agreement dated as of June 25, 2018 and that certain Guarantee and Debenture dated as of January 19, 2023, as such documents may be amended, modified, supplemented or replaced from time to time.
Each Guarantor reaffirms, to the extent a party thereto, that its obligations under the Loan Documents are separate and distinct from the Borrowers’ obligations and reaffirms its waivers of each and every one of the possible defenses to such obligations.
    [Signature Page Follows]
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